Exhibit 99.1

Jack in the Box Inc. Announces Definitive Agreement to Sell Qdoba Restaurant Corporation

SAN DIEGO--(BUSINESS WIRE)--December 19, 2017--Jack in the Box Inc. (NASDAQ: JACK) (the “Company”) today announced that it has entered into a definitive agreement to sell Qdoba Restaurant Corporation (“Qdoba”), a wholly owned subsidiary of the Company which operates and franchises more than 700 QDOBA MEXICAN EATS® restaurants, to certain funds managed by affiliates of Apollo Global Management, LLC (together with its consolidated subsidiaries, “Apollo”) (NYSE: APO). Under the terms of the agreement, the Apollo funds will purchase Qdoba for approximately $305 million in cash, subject to customary closing conditions and adjustments.

The transaction is expected to close by April 2018. The Company expects to use the net cash proceeds after tax and transaction costs to retire outstanding debt under its term loan, as required by the terms of its credit facility.

Lenny Comma, chairman and chief executive officer of Jack in the Box Inc., said, “For the past several months, we have worked closely with our financial advisors and evaluated various strategic alternatives with respect to Qdoba, including a sale or spin-off, as well as opportunities to refranchise company restaurants. Following the completion of this robust process, our Board of Directors has determined that the sale of Qdoba is the best alternative for enhancing shareholder value and is consistent with the Company’s desire to transition to a less capital-intensive business model.

“At the time the Company acquired Qdoba in 2003, it had 85 locations in 16 states, with $65 million in system-wide sales. Over the past 14 years, net units have grown at a compound annual growth rate of 16 percent. Today, Qdoba is the second largest fast-casual Mexican food brand in the U.S., with more than 700 locations in 47 states, the District of Columbia and Canada, and system-wide sales of more than $820 million in fiscal 2017.

"Keith Guilbault, Qdoba Brand President, has assembled a talented and experienced management team, and we wish them, the franchisees and all of the brand employees continued success."

Apollo Senior Partner Lance Milken said, “We are extremely excited to be acquiring Qdoba and look forward to working with the management team, employees and franchisees to continue building the Qdoba brand. We are firmly committed to Qdoba’s continued growth as a leading fast-casual restaurant operator.”

Morgan Stanley & Co. LLC is serving as financial advisor and Gibson, Dunn & Crutcher LLP is serving as legal counsel to the Company in connection with this transaction. Apollo was advised by Morgan, Lewis & Bockius LLP, Paul, Weiss, Rifkind, Wharton & Garrison LLP, Deutsche Bank Securities Inc., and PJ Solomon.

The Company intends to provide guidance for fiscal 2018 in connection with its presentation at the ICR Conference on January 9, 2018.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 21 states and Guam. Additionally, through a wholly owned subsidiary, the company operates and franchises QDOBA MEXICAN EATS®, a leader in fast-casual dining, with more than 700 restaurants in 47 states, the District of Columbia and Canada. For more information on Jack in the Box and Qdoba, including franchising opportunities, visit www.jackinthebox.com or www.qdoba.com.

About Apollo Global Management, LLC

Apollo is a leading global alternative investment manager with offices in New York, Los Angeles, Houston, Chicago, St. Louis, Bethesda, Toronto, London, Frankfurt, Madrid, Luxembourg, Mumbai, Delhi, Singapore, Hong Kong and Shanghai. Apollo had assets under management (AUM) of approximately $242 billion as of September 30, 2017 in Private Equity, Credit and Real Assets invested across a core group of nine industries where Apollo has considerable knowledge and resources. For more information about Apollo, please visit www.agm.com.

Forward-Looking Statements

Statements about the expected timing, completion and effects of the proposed transaction and related transactions and all other statements in this news release, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “expect,” “believe,” “anticipate,” “intend,” “estimate,” “may,” “will” or similar words are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks, uncertainties and other factors that could cause the actual results to differ materially from such forward-looking statements, including, but not limited to (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement or conditions to the closing of the transactions contemplated by the definitive agreement may not be satisfied or waived, (2) the failure to satisfy the closing conditions contained in the definitive agreement, (3) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction, (4) the effect of the announcement of the definitive agreement on the ability of the Company or Qdoba to retain and hire key personnel and maintain relationships with its customers, suppliers, and on its operating results and business generally, (5) the transaction may involve unexpected costs, liabilities or delays, (6) the Company’s and Qdoba business may suffer as a result of the uncertainty surrounding the transaction, (7) the outcome of any legal proceeding relating to the transaction, (8) the Company may be adversely affected by other economic, business and/or competitive factors, and (9) other risks to consummation of the transaction, including the risk that the transaction will not be consummated within the expected time period or at all.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements represent the Company’s views as of the date on which such statements were made. The Company anticipates that subsequent events and developments may cause its views to change. However, although the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof. Additional factors that may affect the business or financial results of the Company are described in the risk factors included in the Company’s filings with the SEC, including the Company’s 2017 Annual Report on Form 10-K, the Company’s quarterly reports on Form 10-Q and Current Reports on Form 8-K.

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, (858) 571-2407
Media Contact:
Brian Luscomb, (858) 571-2291